FORM 4
STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP


X Check this box if no longer subject to Section 16.
	Form 4 or Form 5 obligations may continue.
	See Instruction 1(b).

1. Name and Address of Reporting Person*
(Last)
Boyle
(First)
Michael
(Middle)
J
(Street)
500 West Jefferson Street, Suite 1900
(City)
Louisville
(State)
Kentucky
(Zip)
40202

2. Issuer Name and Ticker or Trading Symbol
(Issuer Name)
Commonwealth Industries, Inc.
(Ticker or Trading Symbol)
CMIN

3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
(I.D. Number)


4. Statement for Month/Day/Year
(Month/Day)
08/31
(Year)
2002

5. If Amendment, Date of Original (Month/Day/Year)
(Month/Day)

(Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
  X

(Director)
X
(Officer, give title below)

         Vice President, Materials (former)

(10% Owner)

(Other, specify below)



7. Individual or Joint/Group Filing (Check Applicable Line)
  X
X
Form filed by One Reporting Person

Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.Title of Security
(Instr. 3)
2.Transac-
tion Date
(Month/
Day/Year)
2A.
Deemed
Execution
Date, if
any
(Month/
Day/Year)
3. Transaction
Code (Instr. 8)
4. Securities Acquired (A)
or Disposed of ( D)
(Instr. 3, 4, and 5)
5. Amount of
Securities
Beneficially
Owned
Following
Reported
Transaction(s)
(Instr. 3 & 4)
6. Owner-
ship Form:
Direct (D)
or Indirect
(I)
(Instr. 4)
7. Nature of
Indirect
Beneficial
Ownership
(Instr. 4)



Code
V
Amount
(A) or
(D)
Price


















































































Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of
Derivative
Security
(Instr. 3)

2.
Conversion
or Exercise
Price of
Derivative
Security
3.
Transaction
Date
(Month/Day/
Year)

3A. Deemed
Execution
Date, if any
(Month/Day/
Year)
4. Transaction Code
(Instr.8)

5. Number of Derivative
Securities Acquired (A) or
Disposed of (D) (Instr. 3, 4,
and 5)
6. Date Exercisable and
Expiration Date
(Month/Day/Year)




Code
V
(A)
(D)
Date Exercisable
Expiration Date
Stock
Option
_
_
_
_
_
1,500
_
01/01/01
01/01/08
Stock
Option
_
_
_
_
_
1,500
_
01/01/02
01/01/09
Stock
Option
_
_
_
_
_
1,500
_
01/01/03
01/01/10
Stock
Option
_
_
_
_
_
1,500
_
01/01/04
01/01/11
Stock
Option
_
_
_
_
_
5,000
_
01/01/05
01/01/12



















































Table II Continued - Derivative Securities Acquired,
	Disposed of or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)


7. Title and Amount of Underlying Securities
(Instr. 3 and 4)
8. Price of
Derivative
Security
(Instr. 5)
9.Number of Derivative
Securities Beneficially
Owned Following
Reported Transaction(s)
(Instr. 4)
10. Ownership
Form of Derivative
Securities
Beneficially Owned
at End of Month
(Instr. 4)
11. Nature of Indirect
Beneficial Ownership
(Instr. 4)
Title
Amount or
Number of
Shares




 Stock Option
1,500
-
1,500
D

Stock Option
1,500
-
1,500
D

Stock Option
1,500
-
1,500
D

Stock Option
1,500
-
1,500
D

Stock Option
5,000
-
5,000
D
































Explanation of Responses:

			/s/  Michael J. Boyle					09/05/02
			---------------------------
			**Signature of Reporting Person				Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person,
	see Instruction 4(b)(v).

**	Intentional misstatements or omissions of facts
	constitute Federal Criminal Violations
	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed.
	If space is insufficient, see Instruction 6 for procedure.